Exhibit 10.1

NATUS MEDICAL INCORPORATED

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4437713 CANADA INC.

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EXCEL-TECH LTD.

ARRANGEMENT AGREEMENT

October 9, 2007

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4.9	Advisory Fees	23
4.10	Conduct of Business	23
4.11	Licences, Permits	24
4.12	Financial Statements and Public Disclosure	25
4.13	Material Contracts	25
4.14	Litigation	25
4.15	Officer Obligations	26
4.16	Reporting Issuer Status	26
4.17	Business in Compliance with Laws	26
4.18	Employment Matters	26
4.19	Tax Matters	27
4.20	Environmental Matters	29
4.21	Real Property	29
4.22	Intellectual Property Rights	30
4.23	Insurance	32
4.24	Absence of Undisclosed Liabilities	32
4.25	Net Debt	32
4.26	Restrictions on Business Activities	32
4.27	Relationships with Licensees, Customers, Suppliers, Distributors and Sales Representatives	33
4.28	Rights Plan	33
4.29	Related Party Transactions	33
4.30	No Expropriation	33
4.31	Full Disclosure	33
4.32	Government Regulation	33
4.33	No “Collateral Benefit” under OSC Rule 61-501.	34
4.34	Investment Canada Act (Canada)	34
4.35	Effect of Disclosure	34

ARTICLE 5 CONDUCT OF BUSINESS		34
5.1	Conduct of Business by the Company	34

ARTICLE 6 COVENANTS OF THE COMPANY		37
6.1	Non-Solicitation	37
6.2	Right to Match	39
6.3	Termination Fee and Expense Reimbursement	39
6.4	Injunctive Relief	41
6.5	Board of the Company	41
6.6	Additional Covenants	41
6.7	Accuracy of Representations	42
6.8	Pre-Closing Reorganization	42
6.9	Real Property Restrictive Covenants	42

ARTICLE 7 OTHER COVENANTS OF PARENT		43
7.1	Accuracy of Representations	43
7.2	Indemnification	43
7.3	Employment and Benefits Matters	44
7.4	Additional Covenants	44

ARTICLE 8 MUTUAL COVENANTS		44
8.1	Notice Provisions	44
8.2	Additional Agreements and Filings	44
8.3	Access to Information	45

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8.4	Publicity	45

ARTICLE 9 CONDITIONS TO THE ARRANGEMENT		45
9.1	Conditions to the Obligations of Each Party	45
9.2	Conditions to the Obligations of Parent and Subco.	46
9.3	Conditions to the Obligation of the Company	47

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		47
10.1	Termination	47
10.2	Effect of Termination	48
10.3	Amendment	49
10.4	Waiver	49

ARTICLE 11 GENERAL PROVISIONS		49
11.1	Notices	49
11.2	Miscellaneous	51
11.3	Binding Effect and Assignment	51
11.4	Expenses	51
11.5	No Personal Liability	51
11.6	Survival	52
11.7	Counterpart Execution	52

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ARRANGEMENT AGREEMENT

THIS AGREEMENT made October 9, 2007

BETWEEN:

NATUS MEDICAL INCORPORATED, a corporation incorporated under the laws of the State of Delaware (“Parent”)

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4437713 CANADA INC., a corporation incorporated under the laws of Canada (“Subco”)

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EXCEL-TECH LTD., a corporation incorporated under the laws of Canada (the “Company”).

WHEREAS subject to the terms and conditions of this Agreement, the parties hereto intend to propose a statutory plan of arrangement under the CBCA pursuant to which Parent will cause Subco to, and Subco will, acquire all of the outstanding Shares for $3.25 per Share in cash on the terms set forth in the Plan of Arrangement;

WHEREAS the board of directors of the Company (the “Board”) desires to support and facilitate the Plan of Arrangement on the terms set forth in this Agreement and has unanimously concluded, after receiving financial and legal advice and following the receipt and review of recommendations from its special committee of the Board (the “Special Committee”), that it is in the best interests of the Company and the Shareholders to enter into this Agreement; and

WHEREAS concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Supporting Shareholders, holding an aggregate of 4,575,314 Shares (being approximately 24.0% of the issued and outstanding Shares) are each entering into a Support Agreement with Parent and Subco.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1 INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings set forth below.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (i) any take-over bid, merger, amalgamation, arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of the Company (excluding a bona fide internal reorganization) by a Person other than Parent or an Affiliate of Parent (or any Person acting jointly or in concert with Parent or an Affiliate of Parent); (ii) any sale, lease, license, mortgage, hypothecation, pledge, transfer or other disposition of all or a material portion of the assets of the Company, whether in a single transaction or series of transactions to a Person other than Parent or an Affiliate of Parent (or any Person acting jointly or in concert with Parent or an Affiliate of Parent); (iii) any sale, acquisition or issuance of 20% or more of the Company’s securities of any class or rights or interests therein or thereto in a single transaction or series of transactions; (iv) any similar business combination or transaction of or involving the Company, other than with Parent or an Affiliate of Parent (or any Person acting jointly or in concert with Parent or an Affiliate of Parent); (v) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Arrangement, or (vi) any proposal or offer to, or public announcement of an intention to, do any of the foregoing from any Person, other than Parent or an Affiliate of Parent (or any Person acting jointly or in concert with Parent or an Affiliate of Parent).

“Adjusted Current Liabilities” means current liabilities, including bank indebtedness, but excluding the current portion of long term debt.

“Affiliate” has the meaning ascribed to the term “affiliated entity” in OSC Rule 61-501.

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this agreement, including the Schedule hereto, as the same may be amended or supplemented from time to time.

“Arrangement” means the arrangement involving Subco, Parent and the Company under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Agreement resulting, inter alia, in the direct acquisition by Subco, or any successor thereof, of all of the outstanding Shares all on such terms and subject to the conditions set out in this Agreement and as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court.

“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement to be considered at the Company Meeting, substantially in the form of Exhibit B, and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Interim Order or otherwise.

“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director in connection with the Arrangement.

“Board” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day excepting a Saturday, Sunday or statutory holiday in Toronto, Ontario.

“Cashed-Out Options” means any Options (whether vested or unvested) that are outstanding immediately before the Effective Time.

“CBCA” means the Canada Business Corporations Act, as amended.

“Certificate of Arrangement” means the Certificate of Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA in respect of the Articles of Arrangement.

“Change of Recommendation” means (a) any action taken or any resolution or any agreement made to take any action by the Board, or any committee of the Board, to: (i) withdraw, amend, change, modify or qualify in a manner adverse to Parent or Subco, or propose publicly to withdraw, amend, change, modify or qualify in a manner adverse to Parent or Subco, the approval, recommendation or declaration of advisability by the Board or any such committee of this Agreement or the Arrangement; or (ii) recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal, or (b) any failure by the Board to reaffirm support of the Arrangement within five Business Days following an announcement made by a third party in respect of any Acquisition Proposal or any reasonable request to do so from Parent.

“Charter Documents” means articles and by-laws or similar constating documents, and shareholders’ agreements, partnership agreements and declarations of trust in respect of a corporation, partnership, trust or bank, as applicable.

“Circular” means the notice of meeting and management information circular of the Company to be prepared and sent to Shareholders in connection with the Company Meeting, including the exhibits thereto.

“Closing” has the meaning set forth in Section 2.12.

“Closing Date” has the meaning set forth in Section 2.12.

“Collective Agreement” means each contract or agreement with any trade union, council of trade unions or employee association, employee bargaining agent or affiliated bargaining agent in respect of the Company or any of its employees.

“Common Shares” means the common shares in the capital of the Company.

“Company Expense Reimbursement” has the meaning set forth in Section 6.3(c).

“Company Intellectual Property” means all Intellectual Property that is used in the business of the Company as such business is currently conducted.

“Company Meeting” means the special meeting of the Shareholders (including any adjournments or postponements thereof) to be held to consider, inter alia, the Arrangement Resolution.

“Company Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, unit, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, retention or retirement plans and other employee or director compensation or benefit plans, policies or arrangements which are maintained by the Company.

“Company Public Disclosure” means all documents filed by the Company after April 13, 2006 on the System for Electronic Document Analysis and Retrieval (SEDAR).

“Confidentiality Agreement” means the confidentiality agreement dated July 19, 2007 between Parent and the Company.

“Consultants” means all consultants engaged by the Company on a full-time, part-time or temporary basis by the Company.

“Contaminant” means pollutants, substances of a deleterious, dangerous or hazardous nature or contaminants that are regulated under applicable Environmental Laws with respect to their presence, use, collection, storage, transportation, treatment or disposal.

“Contract” means any contract, agreement, undertaking, licence, note, bond, mortgage, indenture, loan or deed of trust.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Data Room Information” means the documents and information described in an index to the dataroom (the “Data Room”), as of 6:00 p.m. (Toronto time) on October 5, 2007, a copy of which is annexed to the Disclosure Letter of the Company.

“Depositary” means the registrar and transfer agent of the Company as of the date of this Agreement or any successor thereto.

“Deferred Share Unit” has the meaning set forth in Section 4.7.

“Director” means the Director appointed pursuant to the CBCA.

“Disclosure Letter of the Company” means the letter of the Company dated the date of this Agreement and delivered by the Company to Parent concurrently herewith.

“Dissent Rights” means the rights of dissent in favour of registered Shareholders in respect of the Arrangement as described in the Interim Order and the Plan of Arrangement.

“DSU Holder” means a holder of Deferred Share Units.

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate of Arrangement.

“Effective Time” means the time at which Articles of Arrangement are issued by the Director on the Effective Date.

“Employees” means all Persons employed by the Company on a full-time, part-time or temporary basis including all such Persons on disability leave, parental leave or other absence from work.

“Encumbrances” means any pledge, lien, priority, security interest, hypothec, lease, title retention agreement, restriction, easement, right-of-way, title defect, option, adverse claim, trust or deemed trust or encumbrance of any kind or character whatsoever.

“Environmental Laws” means all applicable federal, state, provincial and municipal statutes, laws, ordinances, bylaws, rules, certificates, orders, injunctions, arbitral awards, grants, regulations and other authorizations of any Governmental Authority imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances, wastes or Contaminants in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law.

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or as amended on appeal.

“Financial Statements” means the comparative audited consolidated financial statements of the Company prepared in accordance with GAAP for the fiscal year ended January 31, 2007 and 2006 including the notes thereto and auditor’s report thereon and the comparative unaudited consolidated financial statements of the Company prepared in accordance with GAAP for the six month periods ended July 31, 2007 and July 31, 2006 including the notes thereto.

“GAAP” means Canadian generally accepted accounting principles.

“Governmental Authority” means (i) any federal, provincial, territorial, state, regional, municipal, local, foreign or supranational regulatory authority or other government, or public department or agency, commission, ministry, office, court, tribunal, arbitral body, board, bureau, Crown corporation, stock exchange, whether foreign or domestic, and any other entity with the power to establish Laws having jurisdiction or claiming to have jurisdiction over any of the Parties, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and includes the Securities Authorities.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry (as such laws are currently enforced or as interpreted as of the date hereof by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) the licensure, certification or registration requirements of healthcare facilities, services, medical devices, or equipment; (iii) any state or provincial certificate of need or similar law governing the establishment and regulation of healthcare facilities or services or the making of healthcare capital expenditures; (iv) any state or provincial law relating to billing, fee-splitting or the practice of medicine; (v) any state or provincial regulations defining professional misconduct, including physician self-referral prohibition or state anti-kickback law; (vi) any criminal or regulatory offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal, state or provincial healthcare program; and (vii) any federal, state or provincial law relating to the interference with or obstruction of any investigation into any criminal offense.

“Holdco”, “Holdco Agreement”, “Holdco Alternative”, “Holdco Election”, “Holdco Election Deadline”, “Holdco Shareholders”, “Holdco Shares” have the meanings set forth in Section 2.14.

“including” means including without limitation, and “include” and “includes” have a corresponding meaning.

“Intellectual Property” means all:

(a)	copyrights, including copyright registrations and applications and unregistered copyrights;

(b)	trade-marks, trade names, Internet domain names;

(c)	patents and inventions and applications therefor and patents which may be issued from current applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) applied for or registered;

(d)	trade secrets and confidential information;

(e)	industrial designs;

(f)	any other right relating to intellectual or industrial property, whether arising under statute, common law, civil law or otherwise; and

(g)	all rights and interest in or relating to any of the foregoing under licenses, waivers or agreements.

“Interim Order” means the interim order of the Court made pursuant to the motion contemplated by Section 2.3.

“Laws” means all applicable laws, statutes, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable Party.

“Matching Period” has the meaning set forth in Section 6.1(e).

“Material Adverse Effect” means an effect, event, circumstance, fact or occurrence that, individually or in the aggregate with other such effects, events, circumstances, facts or occurrences, is or would reasonably be expected to (x) be material and adverse to the financial condition, business, assets, operations or the results of operations of the Company or (y) result in a material impairment on the ability of Parent and Subco to continue operating the business of the Company after the Effective Date in substantially the same manner as it was operated immediately prior to the date of this Agreement, except any such effect, event, circumstance, fact or occurrence resulting from or arising in connection with: (a) any change in GAAP; (b) any adoption, proposal, implementation or change in applicable Law or any interpretation thereof by any Governmental Authority that is affecting the Company; (c) any change in Canadian, United States or global political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in Canadian, United States or global financial or capital markets; (d) any change affecting any of the industries in which the Company operates; (e) any natural disaster; (f) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including, without limitation, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with any of its customers, employees, financing sources, creditors or shareholders as a direct consequence of the foregoing; (g) any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred), or any general decline in the trading prices of, or any suspension of trading in, securities generally on any securities exchange on which any securities of the Company trade; (h) the failure of the Company in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (i) any actions taken (or omitted to be taken) upon the request of Parent; (j) any fluctuations in domestic or foreign currency exchange rates; or (k) any action taken by the Company which is required pursuant to this Agreement; provided, however, that with respect to clauses (a), (b), (c), (d) and (e) such action does not have a materially disproportionate effect on the Company relative to other comparable companies and entities operating in the industries in which the Company operates, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means: (a) any Contract which, if terminated or modified or if it ceased to be in effect or could not be replaced on similar terms within a reasonable timeframe, would reasonably be expected to have a Material Adverse Effect; (b) any Contract under which indebtedness in excess of $100,000 is or may become outstanding; (c) any Contract providing for the sale or exchange of, or option to sell or exchange, any property or asset where the sale price or agreed value or fair market value of such property or asset is in excess of $250,000, or the purchase or exchange of, or option to purchase or exchange, any property or asset where the purchase price or agreed value or fair market value of such property or asset is in excess of $250,000, in either case entered into in the past 12 months or entered into more than 12 months prior to the date hereof in respect of which the applicable transaction has not yet been substantially consummated; (d) any Contract under which the Company is obligated to make or expect to receive payments on an annual basis in excess of $250,000 over the remaining term of the Contract; (e) any Contract that limits or otherwise restricts, in a manner material to the Company (i) the ability of the Company to compete in any material geographic area or material line of business or (ii) the scope of Persons to whom the Company may sell products or deliver services; (f) any Contract granting

“most favoured nation” pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person; (g) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party; (h) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements; (i) all material agreements between the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, on the one hand, and the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, on the other hand; (j) any material license, technology transfer, franchise or other Contract in respect of any Intellectual Property that is used in the business of the Company as currently conducted (other than standard off-the-shelf software or other software readily available on standard commercial terms); (k) all material licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any of the Company Intellectual Property; (l) any material Contract providing for the development of any software, content or technology, independently or jointly, by or for the Company; (m) all licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any of the Company Intellectual Property, or pursuant to which the Company has agreed to encumber, transfer or sell rights in or with respect to any of the Company Intellectual Property; (n) any Contract to license or authorize any third party to manufacture or reproduce any of Company’s products; (o) any material settlement agreement; or (p) any material Contract with any Governmental Authority.

“Misrepresentation” has the meaning ascribed thereto in the Securities Act.

“Net Debt” means the sum of the current portion of long term debt and (without duplication) the long term debt including the capitalized lease obligations.

“Notice Date” has the meaning set forth in Section 6.1(e).

“Officer Obligations” means any obligations or liabilities of the Company to pay any amount to its officers and/or directors and/or Consultants (other than for salary, bonuses, benefits, consultancy fees and directors’ fees in the ordinary course in each case in amounts consistent with past practice) and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of the Company to officers and/or directors and/or Consultants for severance or termination payments on a change of control of the Company pursuant to any employment agreements, consulting agreements or otherwise in existence on the date hereof.

“Option” has the meaning set forth in Section 4.7.

“Optionholder” means a holder of one or more Options.

“OSC Rule 61-501” means Ontario Securities Commission Rule 61-501—Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions.

“Outside Date” means 90 days from the date of this Agreement, subject to the right of either Parent or the Company to postpone the Outside Date for up to an additional 30 days (in increments of 15 days) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Authority, by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Toronto time) on the date that is ten days (or such shorter period as is practical in the circumstances) prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by Parent and the Company.

“Parent Expense Reimbursement” has the meaning set forth in Section 6.3(b).

“Parties” means, collectively, Parent, Subco and the Company and “Party” means either of them.

“Permitted Encumbrances” means the Encumbrances listed in the Disclosure Letter of the Company.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement in the form and having the content of Exhibit A and any amendments or variations thereto made in accordance with the provisions hereof or made at the direction of the Court in the Final Order.

“Pre-Acquisition Reorganization” has the meaning set forth in Section 6.8(a).

“Property” means the lands municipally known as 2568 Bristol Circle, Oakville, Ontario, and the buildings, fixtures and other premises located thereon.

“Purple” means Purple Knights Development Inc.

“Regulatory Approvals” means: (a) all approvals and/or filings that are necessary or desirable under the Securities Laws (if any); (b) the Interim Order; (c) the Final Order; and (d) all Canadian and foreign government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions and exemptions (including, without limitation, those of applicable Securities Authorities) that in Parent’s reasonable judgment are necessary or desirable to complete the Arrangement.

“Reorganization Resolution” has the meaning set forth in Section 6.8(b).

“Representatives” has the meaning set forth in Section 6.1(a).

“Required Consents and Approvals of the Company” means the consents, waivers, approvals or authorizations of, or declarations, filings or notices to, Governmental Authorities or other third parties necessary for the consummation of the transactions contemplated by this Agreement to be obtained by the Company, as set forth in Section 4.6 of the Disclosure Letter of the Company, including, for greater certainty, the Regulatory Approvals and Shareholder Approval.

“Required Consents and Approvals of Parent and Subco” means the consents, waivers, approvals or authorizations of, or declarations, filings or notices to, Governmental Authorities or other third parties necessary for the consummation of the transactions contemplated by this Agreement to be obtained by Parent and/or Subco (if any).

“Response Period” has the meaning set forth in Section 6.2(a)(ii).

“Restrictive Covenants” has the meaning set forth in Section 6.9.

“Securities Act” means the Securities Act (Ontario) and the published rules and regulations made thereunder, as now in effect and as they may be amended from time to time.

“Securities Authorities” means the TSX and the appropriate securities commissions or similar regulatory authorities in each of the provinces of Canada.

“Securities Laws” means applicable Canadian provincial securities Laws.

“Share Consideration” has the meaning set forth in Section 2.13(a).

“Shareholder Approval” means approval of the Arrangement Resolution by not less than two-thirds of the votes cast by Shareholders who are represented at the Company Meeting, in accordance with applicable Law and the Interim Order.

“Shareholders” means the holders of Shares.

“Shares” means the Common Shares.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning ascribed to the term “subsidiary entity” in OSC Rule 61-501.

“Superior Proposal” means a bona fide Acquisition Proposal that was not solicited in contravention of Section 6.1 hereof, made by a third party in writing after the date hereof with whom the Company deals at arm’s length (as such term is interpreted for the purposes of the Tax Act): (i) to purchase or otherwise acquire directly or indirectly by means of a takeover bid, merger, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up or similar transaction, all of the Shares or all or substantially all of the assets of the Company on a consolidated basis; (ii) that is made available on substantially the same terms and conditions to all Shareholders of the Company and offers or makes available the same consideration in form and amount per Share to be purchased or otherwise acquired, (iii) that, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, is reasonably capable of being completed without undue delay in accordance with its terms; (iv) which is not subject to a financing condition and the Board is reasonably satisfied that the Person has or will have the funds to complete the Acquisition Proposal, (v) which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the Company or its representatives beyond 5:00 p.m. (Eastern Standard Time) on the tenth day after which access is afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by the Company during such ten-day period); and (vi) that the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions that are more favourable from a financial point of view to the Shareholders than those contemplated by this Agreement.

“Support Agreements” means the support agreements between Parent, Subco and the Supporting Shareholders executed and delivered concurrently with this Agreement pursuant to which the Supporting Shareholders have agreed, inter alia, to vote all Common Shares held by them in favour of the Arrangement Resolution and to otherwise support the transactions contemplated by this Agreement subject to the terms of such agreements.

“Supporting Shareholders” means each director and officer of the Company that owns (of record or beneficially), or has voting or dispositive power with respect to, Shares and/or Options, John Mumford, Regina Mumford and any trust or other entity controlled by any such director, officer, John Mumford or Regina Mumford.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Taxes” means all taxes, duties, fees, premiums, assessments, levies and other fees of any kind whatsoever levied by any Governmental Authority or to be paid under any tax laws (including but not limited to income tax, property tax, corporate tax, withholding tax, tax on capital, sales tax, goods and services tax, customs duties and transfer fees) and payroll, employment, health, social services, worker compensation or similar contributions, premiums or surtaxes, other government pension plan premiums or contributions, and including any interest, penalties or fines in respect thereof.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns and statements (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, appendices and exhibits thereto, filed or required to be filed by Laws in respect of Taxes.

“Termination Fee” has the meaning set forth in Section 6.3(a).

“TSX” means the Toronto Stock Exchange.

“Working Capital” means current assets minus Adjusted Current Liabilities, in each case determined in accordance with GAAP applied on a basis consistent with the Financial Statements.

1.2	Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Deemed Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4	Headings, etc.

The division of this Agreement into Articles, Sections, Paragraphs, Subparagraphs and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections, Paragraphs, Subparagraphs, Schedules and Exhibits refer to Articles, Sections, Paragraphs, Subparagraphs, Schedules and Exhibits of and to this Agreement or of the Schedules or Exhibits in which such reference is made, as applicable.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.6	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as a Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement.

1.7	Knowledge

In this Agreement, unless otherwise stated, references to “the knowledge of” the Company means to the knowledge, information and belief of Mr. John Mumford and Mr. Peter Kastelic after due enquiry and shall include any matter that would be expected to be known by an officer holding a similar position in a public company of similar size and scope. Nothing in this section shall give rise to or be construed as giving rise to any personal liability on the part of Mr. John Mumford or Mr. Peter Kastelic.

1.8	Incorporation of Exhibits

The Exhibits attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Exhibit A:	Plan of Arrangement
Exhibit B:	Arrangement Resolution

ARTICLE 2 THE ARRANGEMENT

2.1	The Arrangement

The Parties agree, on the terms and subject to the conditions of this Agreement, to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the parties in accordance with this Agreement.

2.2	Implementation Steps by the Company

The Company covenants in favour of Subco and Parent that the Company shall:

(a)	file the initial press release contemplated by Section 8.4, together with a material change report in prescribed form and a copy of this Agreement as a material contract, with the Securities Authorities;

(b)	as soon as reasonably practicable after the execution and delivery of this Agreement, and in any event no later than 15 Business Days from the date of this Agreement, bring a motion before the Court pursuant to section 192 of the CBCA for the Interim Order in a manner and form acceptable to Parent, acting reasonably, providing for, inter alia, the calling and holding of the Company Meeting, and thereafter proceed with such application and diligently pursue obtaining the Interim Order in such form;

(c)	fix a record date for the purposes of determining the Shareholders entitled to receive notice of the Company Meeting in accordance with the Interim Order;

(d)	subject to obtaining the Interim Order, convene and hold the Company Meeting as soon as reasonably practicable and in any event on or before December 5, 2007 in accordance with the Interim Order and applicable Law for the purpose of having Shareholders consider the Arrangement Resolution and for any other proper purpose as may be set out in the Circular (as agreed to with the prior written consent of Parent, acting reasonably and in a manner consistent with the purposes of this Agreement and the transactions contemplated thereby); provided that:

(i)	the Company Meeting shall be held regardless of whether the Board determines at any time that this Agreement is no longer advisable or recommends that the Shareholders reject the Arrangement Resolution or any other Change of Recommendation has occurred at any time; and

(ii)	the Arrangement Resolution shall be voted on before any other matter at the Company Meeting, unless otherwise previously agreed to in writing by Parent or required by a Governmental Authority;

(e)	except to the extent required by a Governmental Authority or for quorum purposes (in the case of an adjournment), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without Parent’s prior written consent, and without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 2.2(d) and this Section 2.2(e) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal;

(f)	include in the Circular the unanimous recommendation of the Board that the Shareholders vote in favour of the Arrangement Resolution;

(g)	solicit and take all steps reasonably necessary (including relevant disclosure in the Circular) to allow Parent and any Subsidiary of Parent, directly or through representatives, to solicit from Shareholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any other Shareholder, including, if so requested by Parent (and at the expense of the Company), using the services of dealers and proxy solicitation services, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by the Shareholders;

(h)	provide notice to Parent of the Company Meeting and allow representatives of Parent to attend and speak at the Company Meeting;

(i)	subject to obtaining all approvals as required by the Interim Order, bring an application as soon as reasonably practicable after the Company Meeting but in any event not later than three Business Days thereafter, before the Court pursuant to section 192 of the CBCA for the Final Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently pursue obtaining the Final Order in such form;

(j)	subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article 9, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement pursuant to section 192 of the CBCA in a manner and form acceptable to Parent, acting reasonably;

(k)	permit Parent (and its counsel) to review and comment upon drafts of all material to be filed by the Company with the Court, the Director or any Governmental Authority in connection with the Arrangement (including the Circular and any supplement or amendment contemplated by Section 2.5) prior to the service (if applicable) and/or filing of such materials, give Parent and its counsel reasonable time to review and comment upon such materials and accept any reasonable comments of Parent and its counsel. The Company shall also provide to Parent’s counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;

(l)	instruct counsel acting for the Company to bring the applications referred to in Section 2.2(b) and Section 2.2(i) in cooperation with counsel to Parent; and

(m)	not:

(i)	file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served; or

(ii)	send to the Director, for endorsement and filing by the Director, the Articles of Arrangement,

except, in either case, as contemplated hereby or with Parent’s prior consent, such consent not to be unreasonably withheld or delayed.

2.3	Interim Order

The notice of motion for the motion for the Interim Order referred to in Section 2.2(b) shall request that the Interim Order provide:

(a)	for confirmation of the record date for the Company Meeting;

(b)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(c)	that the requisite approval for the Arrangement Resolution shall be approval by two-thirds or more of the votes cast on the Arrangement Resolution by Shareholders present in person or by proxy at the Company Meeting;

(d)	that, in all other respects, the terms, restrictions and conditions of the Company’s articles and bylaws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e)	for the grant of the Dissent Rights as contemplated in the Plan of Arrangement;

(f)	for the notice requirements with respect to the making of the application to the Court for the Final Order; and

(g)	for such other matters as Parent or Subco may reasonably require subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

2.4	Articles of Arrangement

The Articles of Arrangement shall, upon the endorsement of a certificate thereon by the Director under section 192(7) of the CBCA, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. The Articles of Arrangement shall be in form satisfactory to Parent.

2.5	Circular

As promptly as practicable after the execution and delivery of this Agreement, the Company, in consultation with Parent, will prepare and complete the Circular together with any other documents required by the CBCA or other applicable Law in connection with the Arrangement and the Company Meeting. The Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to Parent acting reasonably. The Company will file the Circular and any other documentation required to be filed under the Interim Order and applicable Law in all jurisdictions where the Circular is required to be filed by the Company and mail or cause to be mailed the Circular and any other documentation required to be mailed under the Interim Order and applicable Law to Shareholders, the directors of the Company, the auditors of the Company and any other required Persons on or before November 9, 2007, all in accordance with the terms of the Interim Order and applicable Law. In a timely and expeditious manner, the Company shall prepare (in consultation with Parent) and file amendments or supplements to the Circular (which amendments or supplements shall be in a form satisfactory to Parent, acting reasonably) required by applicable Law or as otherwise agreed between the Company and Parent with respect to the Company Meeting and mail or otherwise disseminate such amendments or supplements, as required by the Interim Order and in accordance with all applicable Law, to such persons and in all jurisdictions where such amendments or supplements are required to be mailed or disseminated, complying in all material respects with all applicable Law on the date of the mailing or dissemination thereof.

2.6	Preparation of Filings

(a)	The Company shall (in consultation with Parent) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 – “Communication with Beneficial Owners of Securities of a Reporting Issuer” in relation to the Company Meeting .

(b)	Parent and the Company shall cooperate in: (i) the preparation of the Circular as described in Section 2.5; (ii) the preparation and filing of any exemption or other applications or orders and any other documents required by either of them to discharge their respective obligations under applicable Law in connection with the Arrangement; and (iii) the taking of all such action as may be required under any applicable Securities Laws or the CBCA in connection with the Arrangement and the Plan of Arrangement.

(c)	Each of Parent and the Company shall furnish to the other of them, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 2.6(a) and Section 2.6(b), and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation. Each of the parties hereto will ensure that the information relating to it and its Subsidiaries, which is provided in the Circular, will not contain any Misrepresentation.

(d)	Each of Parent and the Company shall promptly notify the other of them if, at any time before the Effective Time, it becomes aware that the Circular or an application for the Interim Order, the Final Order or any other filing under applicable Law contains a Misrepresentation or otherwise requires an amendment or supplement to the Circular or such application. In any such event, each of the parties hereto will co-operate in the preparation of a supplement or amendment to the Circular or such other document, as the case may be, that corrects that Misrepresentation, and the Company will cause the same to be distributed or otherwise communicated to the Shareholders in accordance with the Interim Order, the directors of the Company, the auditors of the Company and any other required Persons and filed as required under applicable Law.

(e)	The Company shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting and include in the Circular a statement that the Board has unanimously determined that the Arrangement is in the best interests of the Company and that the Board unanimously recommends that Shareholders vote in favour of the Arrangement Resolution (as contemplated by Section 2.2(f)).

2.7	Dissenting Shareholders

The Plan of Arrangement shall provide that registered Shareholders may exercise Dissent Rights with respect to their Shares in connection with the Arrangement pursuant to the Interim Order and the Plan of Arrangement and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and the Plan of Arrangement. The Company shall give Parent prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such notice of dissent unless Parent shall have given its prior written consent to such payment or settlement offer.

2.8	Amendment

This Agreement may, at any time and from time to time before and after the holding of the Company Meeting, but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, without, subject to applicable Law, further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of the parties, including an extension of the Outside Date;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties; and

(d)	waive compliance with and modify any conditions precedent contained herein,

provided, however, that after receipt of approval of the Arrangement Resolution by the Shareholders, there shall be no amendment that by applicable Law requires further approval by the Shareholders without further approval of such Shareholders.

2.9	List of Shareholders

At the reasonable request of Parent from time to time, the Company shall provide Parent with a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including Optionholders) and a list of non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Shareholders and lists of holdings and other assistance as Parent may reasonably request.

2.10	Withholding

The Company, Parent, Subco, one or more other Subsidiaries of Parent or the Depositary, as the case may be, shall be entitled to directly or indirectly deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Plan of Arrangement to any Shareholder, Optionholder or DSU Holder such amounts as are entitled or required to be deducted and withheld with respect to the making of such payment under the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority directly or indirectly by the Company, Parent, Subco or one or more Subsidiaries of Parent or the Depositary, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Shareholders, Optionholders or DSU Holders, as the case may be, in respect of which such deduction and withholding was made by the Company, Parent, Subco, one or more Subsidiaries of Parent or the Depositary, as the case may be, provided that such withheld amounts are actually remitted to the appropriate Governmental Authority within the time required and in accordance with the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) applicable Law relating to Taxes.

2.11	Alternative Transaction Structure

At the request of Parent, the Company shall use commercially reasonable efforts to assist Parent to successfully implement and complete any alternative transaction structure that: (a) does not have negative financial consequences to the Company and its Subsidiaries in any material respect, would provide Shareholders, Optionholders and DSU Holders with cash consideration not less than the cash consideration per security receivable under Section 2.13 and would provide for the acquisition of all of the outstanding Shares, Options and Deferred Share Units; (b) would reasonably be expected to be completed prior to the Outside Date; and (c) is otherwise on terms and conditions no more onerous in any material respect than the Arrangement and this Agreement. In the event that the transaction structure is so modified, the relevant provisions of this Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised transaction structure, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications and adjustments.

2.12	Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, as soon as possible, but in any event no later than two Business Days after satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other place as Parent and the Company may mutually agree (the “Closing Date”).

2.13	Consideration

The Articles of Arrangement shall provide that the Shareholders, Optionholders and holders of Deferred Share Units shall receive the following consideration:

(a)	$3.25 in cash per Share (the “Share Consideration”);

(b)	for each Cashed-Out Option outstanding as of the Effective Time, a cash payment equal to the product of (i) the excess, if any, of the Share Consideration over the exercise price per share of such Cashed-Out Option, multiplied by (ii) the number of Shares issuable upon exercise of such Cashed-Out Option, less applicable withholdings; and

(c)	for each Deferred Share Unit outstanding as of the Effective Time, a cash payment equal to the product of (i) the Share Consideration, multiplied by (ii) the number of Shares underlying such Deferred Share Unit, less applicable withholdings.

Any Options and Deferred Share Units outstanding as of the Effective Time will be cancelled in accordance with the terms of the Plan of Arrangement.

If between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Share Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

2.14	Safe-Income Transactions

(a)	Subject to Shareholder Approval, Parent will permit any Person (“Holdco Shareholders”) who is resident in Canada for purposes of the Tax Act (including a partnership if all of the members of the partnership are resident in Canada) and who is the sole registered and beneficial owner, free and clear of all Encumbrances, of all of the shares of a corporation (“Holdco”) which: (i) was incorporated under the laws of Canada on or after September 1, 2007; (ii) at all times was a single purpose corporation that has had not carried on any business, no employees and has not held any assets other than Shares and a nominal amount of cash; (iii) at all times had no contingent or absolute liabilities or obligations whatsoever save and except to Parent under the terms of the Holdco Agreement or an obligation to pay a dividend to a Holdco Shareholder, which obligation is extinguished at the time of closing and immaterial liabilities related to the creation of Holdco; (iv) has no liabilities whatsoever; and (v) at all times is a resident of Canada for purposes of the Tax Act and is not a resident of the United States and has no taxable presence in the United States; to elect in respect of all the Shares held by such Holdco (the “Holdco Election”), by notice in writing provided to Parent at least 15 Business Days prior to the Effective Date (the “Holdco Election Deadline”), to have all the issued and outstanding shares of the Holdco (“Holdco Shares”) transferred to Parent in exchange for the consideration which such Holdco would have been entitled to receive if the Shares held by such Holdco had been acquired directly by Subco pursuant to the Plan of Arrangement (a “Holdco Alternative”), provided that: (A) such Holdco Alternative will be completed in accordance with applicable Law (including Securities Laws) prior to the Effective Time so long as Parent, acting reasonably, agrees to such timing; (B) the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement; (C) the Holdco Shareholder will be required to pay all of the reasonable out-of pocket expenses incurred by the Company in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted in accordance with clause (D) of this Section 2.14(a); (D) access to the books and records of Holdco and all documents necessary to effect the transaction contemplated herein shall have been provided on or before 10 Business Days prior to the Effective Date and Parent and its counsel shall have completed their due diligence regarding the business and affairs of Holdco to their satisfaction, acting reasonably; and (E) the Holdco Shareholders shall indemnify Parent and any successor thereof, for any and all liabilities of the Holdco in a form satisfactory to Parent in its sole discretion.

(b)

Each Holdco Shareholder that has made the Holdco Election will be required to enter into a share purchase agreement (the “Holdco Agreement”) with Parent providing for the acquisition by Parent of all issued and outstanding Holdco Shares and containing such representations and warranties, terms, conditions and indemnities as Parent may reasonably request in connection therewith and containing the requirement for the Holdco Shareholder to arrange for the provision of a legal opinion satisfactory to Parent, acting reasonably, in connection with the purchase and sale of such Holdco Shares. Failure of any Holdco Shareholder to properly make a Holdco Election on or prior to the Holdco Election Deadline or failure of Holdco Shareholders to properly enter into a Holdco Agreement will disentitle such Holdco Shareholders to the Holdco Election.

(c)	Any Holdco Shareholder who elects the Holdco Election will be required to make full disclosure to Parent of all transactions involved in such Holdco Election. In the event that the terms and conditions of such Holdco Election or any transactions involved in the Holdco Election are not satisfactory to Parent, acting reasonably, no Holdco Election shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof.

(d)	The Company shall use reasonable commercial efforts to facilitate and support the Holdco Alternative contemplated by this Section 2.14, in respect of the Arrangement, which obligation shall survive any termination of this Agreement.

2.15	Confidentiality Agreement

The Parties acknowledge that the Company and Parent have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms except for the standstill provisions included therein from which Parent and Subco are hereby released; provided that, if this Agreement is terminated pursuant to Section 10.1 (other than pursuant to Section 10.1(c), 10.1(d) or 10.1(e)), such standstill provisions shall be immediately reinstated.

2.16	Registrar and Transfer Agent

The Company agrees to permit the registrar and transfer agent for the Company to act as depositary in connection with the Plan of Arrangement and instruct that registrar and transfer agent to furnish to Parent (and such Persons as it may designate) at such times as it may request such information and provide to Parent (and such Persons as it may designate) such other assistance in each case as it may reasonably request in connection with the implementation and completion of the transactions contemplated hereunder.

ARTICLE 3 REPRESENTATIONS

AND WARRANTIES OF PARENT AND SUBCO

Parent and Subco hereby acknowledge that the Company is relying upon each of the following representations and warranties in connection with the entering into of this Agreement.

3.1	Organization and Qualification

Parent is a corporation duly incorporated, organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own the assets it currently owns and to carry on its business as it is now being conducted. Subco is a corporation duly incorporated, organized and validly existing under the laws of Canada and has the requisite corporate power and authority to own the assets it currently owns and to carry on its business as it is now being conducted. Since the date of its incorporation, Subco has not engaged in any activities other than in connection with or as contemplated by this Agreement.

3.2	Authority Relative to this Agreement

Each of Parent and Subco has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by each of Parent and Subco of the transactions contemplated hereby have been duly authorized by Parent and Subco and no other proceedings need to be completed or consents need to be obtained by Parent or Subco which are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subco and constitutes a legal, valid and binding obligation of each of them enforceable against Parent and Subco in accordance with its terms, except as may be limited by bankruptcy and insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

3.3	No Violation

(a)	Except as contemplated by the Required Consents and Approvals of Parent and Subco, the execution and delivery of this Agreement by Parent and Subco and the completion of the transactions contemplated hereby will not:

(i)	violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of the Charter Documents of Parent or Subco or any material Contract to which Parent or Subco is a party; or

(ii)	violate any judgment, ruling, order, writ, injunction, award, law, decree, statute, ordinance, rule or regulation applicable to Parent or Subco.

(b)	Other than in connection with or in compliance with the Required Consents and Approvals of Parent and Subco and except as otherwise contemplated herein, no filing or registration by Parent or Subco with, or authorization, consent or approval of, any Governmental Authority need be obtained by Parent or Subco in connection with the performance of their obligations hereunder or the consummation of the Arrangement.

3.4	Circular

The information with respect to Parent and any of its Subsidiaries (including Subco) that Parent furnishes to the Company in writing specifically for use in the Circular or any amendment or supplement thereto will not contain any Misrepresentation at: (i) the time such Circular or any amendment or supplement thereto is first mailed to Shareholders; and (ii) at the time the Shareholders vote on the Arrangement.

3.5	Funds Available

Parent has sufficient funds available, or adequate arrangements for financing are in place, to ensure that it will have sufficient funds to pay the aggregate Share Consideration contemplated by Section 2.13.

3.6	Share Ownership

Neither Parent nor any of its Affiliates beneficially owns any Common Shares or securities convertible or exchangeable for Common Shares except as previously disclosed in writing to the Company.

3.7	Knowledge

As of the date of this Agreement, Parent has no knowledge of any fact or circumstance not contemplated herein that would adversely affect the ability of Parent to fulfil its obligations hereunder.

3.8	Other Agreements

Parent has no arrangements or agreements with any director or officer of the Company or any of the Affiliates, other than the Support Agreements.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as set forth below and acknowledges that Parent is relying upon these representations and warranties in connection with the entering into of this Agreement.

4.1	Organization and Qualification

The Company is a corporation duly organized and validly existing under the laws of Canada and has full power and authority to own or lease the property and assets it currently owns or leases and to carry on its business as it is now being conducted. The Company is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except when the absence of such registration or lack of good standing would not constitute a Material Adverse Effect. The copy of the Charter Documents heretofore made available to Parent in the Data Room Information is accurate and complete as of the date hereof and has not been amended or superseded, and the Company has not taken any action to amend or supersede such document. The Charter Documents are in full force and effect. No proceedings have been taken or authorized by the Company in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of the Company and, to the knowledge of the Company, no such proceedings are contemplated or threatened against the Company.

4.2	Subsidiaries

The Company has no subsidiaries except for Excel-Tech Ltd. USA, a wholly-owned subsidiary of the Company which has no assets or liabilities, other than nominal assets and liabilities, and has been inactive since its incorporation in the State of Delaware on May 31, 2001. This subsidiary shall remain inactive.

4.3	Authority Relative to this Agreement

The Company has the requisite corporate power and authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated hereby have been duly authorized by the Board and no other proceedings need to be completed or consents need to be obtained by the Company which are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.4	Support of the Arrangement

(a)	RBC Capital Markets Corporation has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the Shareholders pursuant to the Arrangement is fair to such Shareholders from a financial point of view, a copy of which will have been delivered to Parent within five days of the date of this Agreement.

(b)	The Board of Directors, following consultation with its financial and legal advisors and on receipt of a recommendation of the Special Committee, has unanimously:

(i)	determined that the Arrangement is fair to the Shareholders and it is in the best interests of the Company; and

(ii)	approved the entering into of this Agreement and the making of recommendation that Shareholders vote in favour of the Arrangement Resolution.

4.5	Circular

The Circular, and any amendments or supplements thereto, will when filed, distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of applicable Law. The Circular and any amendment or supplement thereto, at: (i) the time such Circular or any such amendment or supplement is first mailed to the Shareholders; and (ii) the time the Shareholders vote on adoption of this Agreement, will not contain any Misrepresentation; provided that the representations and warranties contained in this Section 4.5 will not apply to statements or omissions included in the Circular based upon information furnished to the Company by or on behalf of Parent or Subco specifically for use therein.

4.6	No Violation

(a)	Except as contemplated by the Required Consents and Approvals of the Company, the execution and delivery of this Agreement by the Company and the completion of the transactions contemplated hereby will not:

(i)	violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, give rise to a lien or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under any of the terms, conditions or provisions of:

A.	the Charter Documents of the Company, or

B.	any Material Contract to which the Company is a party; or

(ii)	violate any judgment, ruling, order, writ, injunction, award, Laws, decree, statute, ordinance, rule or regulation applicable to the Company.

(b)	Other than in connection with or in compliance with the Required Consents and Approvals of the Company and except as otherwise contemplated herein, no filing or registration by the Company with, or authorization, consent or approval of, any Governmental Authority need be obtained by the Company in connection with the performance of its obligations hereunder.

4.7	Capitalization

The authorized capital stock of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series. As of the date of this Agreement:

(i)	19,024,974 Common Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable,

(ii)	648,000 Common Shares are reserved for future issuance pursuant to outstanding Company stock options and other purchase rights granted pursuant to the Company stock option plans, including the Company’s stock option plan adopted April 25, 2006 (each, an “Option”),

(iii)	no preferred shares are issued and outstanding; and

(iv)	100,850 Deferred Share Units are issued and outstanding.

Except as set forth in this Section 4.7, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any shares or other equity interests in, the Company or any Subsidiary of the Company.

Section 4.7 of the Disclosure Letter of the Company sets forth the following information with respect to each Option outstanding on the date of this Agreement:

(i)	the name and address of the Optionholder;

(ii)	the particular plan pursuant to which such Option was granted;

(iii)	the number of Common Shares subject to such Option;

(iv)	the exercise or purchase price of such Option;

(v)	the date on which such Option was granted;

(vi)	the applicable vesting schedule;

(vii)	the date on which such Option expires; and

(viii)	whether the exercisability of or right to repurchase of such Option will be accelerated in any way by the transactions contemplated by this Agreement.

Section 4.7 of the Disclosure Letter of the Company sets forth the following information with respect to each deferred share unit issued pursuant to the Company’s deferred share unit plan adopted June 13, 2006 (each, a “Deferred Share Unit”) issued and outstanding by the Company on the date of this Agreement:

(i)	the name and address of each DSU Holder;

(ii)	the deferred share unit plan pursuant to which each such Deferred Share Units have been granted;

(iii)	the number of such Deferred Share Units;

(iv)	the redemption price of each such Deferred Share Unit;

(v)	the date on which such Deferred Share Units were granted and on which they expire; and

(vi)	whether the exercisability of or right of redemption of such Deferred Share Units will be accelerated in any way by the transactions contemplated by this Agreement.

Except as set out in the Disclosure Letter of the Company, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option or Deferred Share Unit as a result of the transactions contemplated by the Agreement. No options to purchase Common Shares from the Company are outstanding other than the Options. The Company has made available to Parent accurate and complete copies of all Company stock option plans and deferred share unit plans. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Common Shares or any share capital of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

All outstanding Common Shares, all outstanding Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

4.8	No Material Adverse Effect

Since January 31, 2007, there has not been any Material Adverse Effect.

4.9	Advisory Fees

The Company has not retained nor will it retain any financial advisor, broker, agent or finder or has not paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby, other than RBC Capital Markets Corporation that has been retained as the Company’s financial advisor in connection with certain matters including the transactions contemplated hereby pursuant to the agreements disclosed in the Disclosure Letter of the Company.

4.10	Conduct of Business

Since January 31, 2007, the Company has carried on its business in the ordinary course consistent with past practice and, except to the extent disclosed in the Disclosure Letter of the Company, the Company has not:

(a)	amended its Charter Documents;

(b)	made any change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(c)	declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to Shareholders;

(d)	incurred any indebtedness for borrowed money or any other material liability or obligation, other than trade credit or for capital expenditures in the ordinary course of business, or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other Person (other than in respect of the Company) or made any loans or advances except in the ordinary course of business consistent with past practice;

(e)	transferred, assigned, sold or otherwise disposed of any of its assets except in the ordinary course of business;

(f)	granted any loan to, or guaranteed any loans of, or increased the compensation paid or payable to its Employees or entered into any severance or change of control agreement with any of its Employees or changed the benefits to which such Employees and former employees are entitled under any employee benefit plan or created any new employee benefit plan or modified, amended or terminated any existing employee benefit plan for any such employees other than increases or changes made in the ordinary course of business consistent with past practice;

(g)	purchased, redeemed or otherwise acquired any Common Shares or agreed to do so;

(h)	waived or released any material right under any Material Contract or any material indebtedness or liability owed to it;

(i)	entered into or become bound by any Contract for, or made or authorized any capital expenditure, involving, or which may result in, the payment of money by the Company of an amount in excess of $250,000; or

(j)	subjected any of its assets, or permitted any of its assets to be subjected, to any Encumbrances, other than Permitted Encumbrances,

and the Company has no present intention to undertake any of the foregoing actions.

4.11	Licences, Permits

The Company holds all permits, licences, approvals, certificates and other rights, qualifications and authorizations of or from Governmental Authorities necessary for the conduct of its business as presently conducted except where the failure to hold such permits, licences, approvals, certificates, other rights, qualifications or authorizations would not reasonably be expected to cause a Material Adverse Effect. Other than the Required Consents and Approvals of the Company, there are no material consents required under such permits, licences, approvals, certificates and other rights, qualifications and authorizations in connection with the consummation of the transactions contemplated by this Agreement. Section 4.11 of the Disclosure Letter of the Company lists all material permits, licenses, approvals, certificates and other material rights, qualifications and authorizations of or from Governmental Authorities necessary for the conduct of the Company’s business as presently conducted.

4.12	Financial Statements and Public Disclosure

(a)	The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be otherwise indicated in the notes thereto) and fairly and accurately present, in all material respects, the assets, liabilities, including any accrued liability in respect of taxes, and financial condition of the Company on a consolidated basis as at the dates indicated and the revenues, earnings and results of operations of the Company on a consolidated basis for the specified period.

(b)	The documents comprising the Company Public Disclosure, as of their respective dates: (i) did not contain any Misrepresentation; and (ii) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential. Since January 31, 2007, there has been no change in a “material fact” or a “material change” (as such terms are defined under the Securities Act) except for changes in material facts or material changes that are reflected in the Company Public Disclosure.

(c)	The management of the Company has (i) implemented disclosure controls and procedures to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, which disclosure controls and procedures are, given the size of the Company and the nature of its business, reasonably expected by management to be effective in alerting, on a timely basis, the Company’s principal executive officer and principal financial officer to material information required to be disclosed to the public pursuant to Securities Laws, and (ii) disclosed in its Management’s Discussion & Analysis for the financial year ended January 31, 2007 and for the six months ended July 31, 2007 any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent interim period that had materially affected, or was reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.13	Material Contracts

The Company is not in default or breach of, nor has the Company received any notice of default or breach of, or termination under, any Material Contract, and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Material Contract, or that would give any Person the right to (i) declare a default, seek damages or exercise any other remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify in a manner materially adverse to the interests of the Company any such Material Contract. All Material Contracts are identified in the Disclosure Letter of the Company. Except as disclosed in the Disclosure Letter of the Company, copies of all Material Contracts have been included in the Data Room Information and all such Material Contracts are accurate and complete in all material respects as of the date hereof and have not been amended or superseded and the Company has not taken any action to amend or supersede such Material Contracts. Other than the Required Consents and Approvals of the Company, there are no material third party consents required under the Material Contracts in connection with the consummation of the transactions contemplated by this Agreement.

4.14	Litigation

Except as set out in the Disclosure Letter of the Company, there are no actions, arbitrations, claims, suits, proceedings or investigations commenced or, to the knowledge of the Company, contemplated or threatened against or by the Company or any of its Consultants, directors or officers before or by any Governmental Authority, nor to the knowledge of the Company are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such actions, suits, proceedings or investigations. None of the actions, claims, suits, proceedings or investigations disclosed in the Disclosure Letter of the Company, considered individually or in the aggregate, are material to the Company.

4.15	Officer Obligations

Except as set out in the Disclosure Letter of the Company, no Officer Obligations will become payable upon completion of the Arrangement.

4.16	Reporting Issuer Status

The Company is a reporting issuer or its equivalent under, and is in compliance in all material respects with, the Securities Laws of each of the Provinces of Canada and is in compliance in all material respects with the rules and regulations of the TSX. No delisting, suspension of trading in or cease trading order with respect to the Common Shares or to the knowledge of the Company, no inquiry, review or investigation (formal or informal) of any Securities Authority is in effect or ongoing or expected to be implemented or undertaken, other than any future continuous disclosure reviews to be conducted in the ordinary course by Securities Authorities.

4.17	Business in Compliance with Laws

The operations of the Company are conducted in compliance with all Laws of each jurisdiction in which the Company carries on its business and the Company has not received any notice of any violation of any such Laws, except for any such non-compliance or violations which would not reasonably be expected to cause a Material Adverse Effect.

4.18	Employment Matters

(a)	Schedule 4.18(a) of the Disclosure Letter of the Company sets forth a complete list of all Employees and Consultants, together with the titles, service dates and material terms of employment or retention, including current wages, salaries or hourly rates of pay, fees and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed fiscal year or payable to each such Employee or Consultant. Except as disclosed in the Disclosure Letter of the Company, no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or similar worker’s compensation legislation in other provinces.

(b)	Except as disclosed in the Disclosure Letter of the Company, the Company does not have any employment contracts or arrangements which are not terminable on the giving of reasonable notice in accordance with Laws, nor does it have any management, employment, severance, change of control, consulting, retention or like agreements providing for cash payments or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(c)	The Company is not a party, either directly or indirectly, voluntarily or by operation of law, to any Collective Agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of the Employees or Consultants.

(d)	All obligations of the Company under the Company Plans now payable or due have been satisfied in all respects, and there are no outstanding defaults or violations thereunder by the Company that would result in or give rise to any liability to the Company, nor does the Company have knowledge of any such default or violation by any other party to any Company Plan, except in any cases where such defaults or violations would not reasonably be expected to cause a Material Adverse Effect.

(e)	Section 4.18(e) of the Disclosure Letter of the Company sets forth a list of the Company Plans.

(f)	All employer payments, contributions or premiums currently required to be remitted or paid to or in respect of each Company Plan have been remitted and paid in a timely fashion in accordance with the terms thereof and all Laws, and all Taxes, penalties or fees required by any Laws to be paid by the Company in respect of any Company Plan have been paid when due.

(g)	All current assessments under the Workplace Safety and Insurance Act (Ontario) or similar legislation in other provinces in relation to the Company have been paid or accrued and the Company has not been and is not subject to any special or penalty assessment under such legislation which has not been paid.

(h)	Except as set out in the Disclosure Letter of the Company, neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:

(i)	result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Company Plan or employment agreement;

(ii)	increase any benefits otherwise payable under any Company Plan or employment agreement; or

(iii)	result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Company Plan or employment agreement, or result in any Company Plan or employment agreement becoming terminable other than at the sole and unfettered discretion of the Company.

4.19	Tax Matters

(a)	The Company has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Authorities and all such Tax Returns were, at the time of filing, true and correct in all material respects.

(b)	The Company has duly and timely paid all Taxes due and payable by it on or before the date hereof, including all instalments on account of Taxes for the current year that are due and payable by it, whether or not assessed by the appropriate Governmental Authority and the Company has provided adequate accruals in accordance with GAAP in the most recently published Financial Statements of the Company for any Taxes for the period covered by such Financial Statements that have not yet been paid whether or not shown as being due on any Tax Returns. As of the date of the Financial Statements, the Company has no liability for unpaid taxes not shown on the Financial Statements. Since that date, the Company has incurred no liability for taxes except in the ordinary course of business.

(c)	The Company has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return covering any Taxes for which the Company is or may be liable;

(ii)	to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable;

(iii)	the Company is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any Governmental Authority may assess or collect Taxes for which the Company is or may be liable.

(d)	There are no material proceedings, investigations, audits or claims now pending or, to the knowledge of the Company, threatened against the Company in respect of any Taxes. The Company has not received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review pertaining to the Company’s Taxes, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(e)	The Company has provided to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies proposed or assessed in respect of all non-statute-barred taxation years.

(f)	The Company has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for the preparation of all material Tax Returns that have not yet been filed and the defence of any Tax audits involving all Taxable years or periods that are not closed by the statute of limitations.

(g)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) instalment sale or open transaction disposition made on or prior to the date hereof; or (ii) prepaid amount received on or prior to the date hereof.

(h)	The Company has not at any time had a trade or business or permanent establishment within the United States.

(i)	In all material respects, the Company has duly and timely collected or withheld from any amount received, paid or credited by it from, to or for the account or benefit of any Person, including any Employees, Consultants and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be collected or withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

(j)	The Company has duly filed in a timely manner all Workplace Safety and Insurance Board returns and other similar reports and information required to be filed with all Governmental Authorities.

(k)	The Company has duly and timely collected all material amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by any Laws to be collected by it and has duly and timely remitted such amounts to the appropriate Governmental Authority.

4.20	Environmental Matters

(a)	All operations of the Company are in compliance with all Environmental Laws, except for any such non-compliance or violations which would not reasonably be expected to cause a Material Adverse Effect.

(b)	The Company is not subject to:

(i)	any written demand, written notice or other obligation with respect to environmental remediation or the breach of or liability under any Environmental Laws applicable to the Company, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Contaminants; or

(ii)	written demand, written notice or other obligation with respect to environmental remediation or liability, by contract or operation of Laws, under Environmental Laws applicable to the Company or any of its predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release, migration or discharge of Contaminants in, on, under or from any formerly owned, leased or operated properties or assets of the foregoing.

4.21	Real Property

(a)	The Company has good and marketable legal and beneficial title or interest to its real property interests including leases, licences, easements, rights of way and permits permitting the use and disposition of land or premises by the Company (collectively, “Real Property Rights”) necessary to permit the operation of the Company’s current business, as that business is now being conducted, free and clear of all claims, liens, charges, encumbrances, leases, subleases and legal notations, other than Permitted Encumbrances or except where such failure of title or interest in respect of any real property or failure to hold such Real Property Rights as would, individually or in the aggregate, not cause a Material Adverse Effect.

(b)	The Real Property Rights are described in Section 4.21 of the Disclosure Letter of the Company and there are no other Real Property Rights.

(c)	Other than the Required Consents and Approvals of the Company, to the knowledge of the Company, there are no agreements, options, rights of first refusal, contracts or commitments to sell, transfer or otherwise dispose of or encumber any real property interests or leased properties or which would restrict the ability of the Company to transfer its legal and/or beneficial interest in and to the whole or any part of any of its real property or leased properties.

(d)

The Real Property Rights permitting the use and disposition of the land or premises by the Company necessary to permit the operation of the Company’s current business, as that business is now being conducted, are up to date and in good standing in all respects and no event of default has occurred thereunder or under the Permitted Encumbrances affecting the Real Property Rights (and no event has occurred thereunder or under the Permitted Encumbrances affecting the Real Property Rights that with the passage of time would constitute an event of default if not cured in accordance with any right to cure provided therefor) which would, individually or in the aggregate, cause a Material Adverse Effect.

(e)	All land or premises owned or leased by the Company, used for the operation of the Company’s current business, as that business is now being conducted, are zoned to permit such use. The Company has not made application for any minor variance, rezoning or official plan amendment in respect of any of the land and premises owned or leased by the Company and has no knowledge of any proposed or pending changes to any zoning regulation or official plan affecting the land and premises owned or leased by the Company. There is no actual or written threat of expropriation of any land or premises owned or leased by the Company that is used for the operation of the Company’s current business, as that business is now being conducted. There is no improvement on the lands and premises owned or leased by the Company that encroaches on any adjoining land and no buildings, structures or other improvements on adjoining lands encroach upon real property owned or leased by the Company.

(f)	There are no outstanding orders or notices issued by any Governmental Authority relating to property standards, health or fire department matters or general building safety standards for any land or premises owned or leased by the Company, used for the operation of the Company’s current business, as that business is now being conducted which would, individually or in the aggregate, cause a Material Adverse Effect.

(g)	The buildings, structures, fixtures, mechanical, electrical, plumbing, heating and air-conditioning systems, and other improvements located on, over, under or upon the real property owned or leased by the Company are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained.

(h)	Each real property owned or leased by the Company has direct legal access to a municipal right-of-way and the Company otherwise has such rights of entry and exit to and from the such real property as are reasonably necessary to carry on the Company’s current business upon such real property.

(i)	No part of the real property owned or leased by the Company is subject to any building or use restriction that restricts or would restrict or prevent the use and operation of such real property as it is used or operated by the Company for the Company’s current business, or is located in a flood plain or subject to flooding.

(j)	All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any buildings, structures, fixtures, mechanical, electrical, plumbing, heating and air-conditioning systems or other improvements located on, over, under or upon the real property owned or leased by the Company have been fully paid and no one is entitled to claim a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of the Company.

4.22	Intellectual Property Rights

(a)

The Company either owns or has sufficient right, title and interest in, or a valid and binding right under a Contract to (i) use all Company Intellectual Property without infringing the Intellectual Property rights of any Person, except as to patents and patent applications, as to which the foregoing representation is made on the basis of Company’s knowledge. The Company has not been sued in any suit, action or proceeding, or received notice of any pending suit, action or proceeding, based on a claim that the Company is infringing any Intellectual Property of any other Person. The Company has title to the Company Intellectual Property that is owned by the Company, free and clear of Encumbrances (other than Permitted Encumbrances).

(b)	To the knowledge of the Company, the Company Intellectual Property has not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or unenforceability of the Company Intellectual Property. The Company has not taken any action it is prohibited from taking, or failed to take any action it is required to take, that would result in or provide any basis for a material default by, or a material reduction or dilution of the rights of, the Company pursuant to any of the Material Contracts entered into by the Company in respect of any of the Company Intellectual Property and all such agreements and licences are in full force and effect and the proposed transaction will not require the consent or payment to any other parties to such Material Contracts.

(c)	The Company has taken all reasonable actions necessary to maintain the Company Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Company Intellectual Property have been duly recorded with the appropriate governmental authorities.

(d)	The Company does not have knowledge of any violations or infringements of the Company Intellectual Property or any challenges to the enforceability of the Company Intellectual Property. None of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or part.

(e)	The Company Intellectual Property constitutes all the Intellectual Property necessary to conduct the business of the Company as presently conducted in all material respects, and upon consummation of the transactions contemplated by this Agreement, the Company shall have the valid right to use all licensed Company Intellectual Property and Company Intellectual Property owned by the Company to the same extent such licensed Company Intellectual Property and owned Company Intellectual Property are currently used in the business of the Company. The consummation of the transactions contemplated by this Agreement will not result in the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any Company Intellectual Property.

(f)	Each current and former employee, consultant, or independent contractor of the Company who is or was involved in, or who has contributed to, the creation or development of any Company Intellectual Property has executed and delivered (and to the Company’s knowledge, is in compliance with) an agreement which provides a valid written assignment to the Company of all title and rights to all such Intellectual Property. No third party has “moral rights” or rights to terminate any assignment or license with respect thereto which it has not waived in favour of the Company. Without limiting the foregoing, no current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any of the Company Intellectual Property that it has not waived in favour of the Company.

(g)

(i) The Company has the right to use all trade secrets, customer lists, hardware designs, programming processes, databases, software and other information required for its products, services or its business as presently conducted or contemplated; (ii) the

Company has taken reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of the Company involved in the design, review, evaluation, development, implementation or support of services or products of the Company or the creation or development of any Intellectual Property have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of the Company’s trade secrets and other confidential information and to vest in the Company exclusive ownership of such Intellectual Property.

(h)	The Company has not granted any third party any exclusive rights to any of the Company Intellectual Property, or any exclusive right to sublicense any Company Intellectual Property rights.

(i)	To the extent that any third party Intellectual Property is incorporated into, integrated or bundled with, or used by the Company in any of the Company’s products, the Company has written agreements with such third parties with respect to all such Intellectual Property pursuant to which the Company: (a) has obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (b) has obtained perpetual, non terminable (other than for breach) licenses, sufficient for the conduct of its business as it is now being conducted by the Company to all such third party Intellectual Property.

4.23	Insurance

The Company has policies of insurance in force as of the date hereof naming the Company as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, the Company believes are reasonable.

4.24	Absence of Undisclosed Liabilities

Except to the extent reflected or reserved in the Financial Statements or incurred in the ordinary course since January 31, 2007, the Company has no outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise).

4.25	Net Debt

As at the Effective Time, the Company will have outstanding Net Debt in an aggregate amount not exceeding $1,885,000, representing the Net Debt publicly disclosed in the Company’s consolidated balance sheet as at July 31, 2007. It is understood that any permitted capital expenditures shall be funded using Working Capital.

4.26	Restrictions on Business Activities

There is no agreement, judgement, injunction, order or decree binding upon the Company, that purports to have, has or could reasonably be expected to have or (including following the transactions contemplated by this Agreement), the effect of prohibiting, restricting or impairing: (a) any material business practice of the Company or any Affiliate of the Company; (b) any acquisition of any business or property by the Company or any Affiliate of the Company; (c) the ability of the Company to solicit or engage any customers, suppliers or employees, including any most favoured nations clauses; (d) the nature of the business which may be conducted by the Company, any Affiliate of the Company or the manner or geographic area in which all or a material portion of the business of the Company or any Affiliate of the Company may be conducted by the Company or any Affiliate of the Company.

4.27	Relationships with Licensees, Customers, Suppliers, Distributors and Sales Representatives

The Company has no outstanding material disputes with any licensee, customer, supplier, distributor or sales representative, and has not received any notice that any such licensee, customer, supplier, distributor or sales representative intends to cancel, terminate, renegotiate or otherwise modify or not renew its relationship with the Company, and, to the knowledge of the Company, no such action has been threatened, which in either case individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.28	Rights Plan

The Company has no shareholder rights plan or similar plan contemplated to be put in place by the Company.

4.29	Related Party Transactions

Except as disclosed in the notes to the Financial Statements, all Contracts of the Company have been entered into on an arm’s length basis (within the meaning of the Tax Act) and there has been no forgiveness or similar release or, except in the ordinary course of business, repayment of debt owed by or to a Person not at arm’s length.

4.30	No Expropriation

No property or asset of the Company has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or to commence any such proceeding.

4.31	Full Disclosure

To the knowledge of the Company, the Company has not omitted to disclose to Parent any information about facts or circumstances related to the Company which could reasonably be expected to result in a Material Adverse Effect.

4.32	Government Regulation

(a) To the knowledge of the Company, none of the Company, its Subsidiaries, or any of their key employees has been, or is being investigated with respect to, any activity that constitutes or could constitute, a material violation of any Healthcare Law.

(b) The Company and its Subsidiaries have not, and, to the knowledge of the Company, none of their managing key employees during his or her employment or association with the Company or its Subsidiaries has, engaged in any activity that constitutes a material violation of any Healthcare Law. There have been no complaints or findings made or charges laid against the Company, its Subsidiaries or any key managing employees during his or her employment or association with the Company or its Subsidiaries that, if proven true pursuant to legal process, would constitute a material violation of any Healthcare Law.

(c) Neither the Company nor any of its Subsidiaries have: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; or (ii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(A) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under any state or federal healthcare program; (B) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; or (C) violations of federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in this paragraph (c).

(d) Except as set out in the Disclosure Letter of the Company, since January 31, 2007, neither the Company nor any of its Subsidiaries have received or been subject to: (i) any United States Food and Drug Administration (“FDA”) Form 483’s or any similar Canadian Department of Health (“Health Canada”) report including any inspection observation report, investigation report or other similar audit or deficiency report relating to any product manufactured, sold, leased or delivered by the Company or any Subsidiary; (ii) any FDA Notices of Adverse Findings or similar regulatory notice, warning letter or other correspondence from Health Canada setting forth adverse findings or non-compliance with applicable Law, regulations, rules or guidelines relating to any product manufactured, sold, leased or delivered by the Company or any Subsidiary; or (iii) any warning letters or other written correspondence from any Governmental Authority concerning any product manufactured, sold, leased or delivered by the Company or any Subsidiary in which any Governmental Authority asserted that the operations of the Company or any Subsidiary were not in compliance with applicable Law, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

4.33	No “Collateral Benefit” under OSC Rule 61-501.

No related party of the Company (within the meaning of OSC Rule 61-501) will receive a “collateral benefit” (within the meaning of such rule) as a consequence of the transactions contemplated by this Agreement.

4.34	Investment Canada Act (Canada)

None of the Company or any of its Subsidiaries is engaged in any of the activities described in section 14.1(5) of the Investment Canada Act (Canada).

4.35	Effect of Disclosure

Each of the representations and warranties of the Company set forth in Sections 4.1 to 4.34 inclusive is qualified by and is made subject to the disclosures made in the corresponding sections of the Disclosure Letter of the Company. No investigation by or on behalf of Parent will mitigate, diminish or affect the representations or warranties made by the Company in this Agreement.

ARTICLE 5 CONDUCT OF BUSINESS

5.1	Conduct of Business by the Company

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time or the date that this Agreement is terminated by its terms, unless Parent shall otherwise agree in writing, and except (i) as otherwise expressly permitted or specifically contemplated by this Agreement, including the Holdco Election, (ii) as otherwise required by applicable Law, and (iii) as otherwise disclosed in the Disclosure Letter of the Company:

(a)	the business of the Company shall be conducted only in, and the Company shall not take any action except in a prudent manner in, the ordinary course of business and consistent with past practice. The Company shall use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets;

(b)	the Company shall not directly or indirectly do or permit to occur any of the following:

(i)	amend its Charter Documents,

(ii)	declare, pay or set aside for payment any dividend or distribution of any kind (whether in cash, securities, property or otherwise) in respect of Common Shares or other securities owned by any Person,

(iii)	issue, sell, pledge, dispose of or in any way encumber or agree to issue, sell, pledge, dispose of or encumber any Common Shares or other securities of the Company, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Common Shares, other than the Common Shares issuable on the exercise of options outstanding as of the date hereof,

(iv)	redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities,

(v)	split, combine or reclassify any of its Common Shares,

(vi)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company, or

(vii)	reorganize, amalgamate or merge the Company with any other Person;

(c)	without limiting the generality of Section 5.1(a), the Company shall not directly or indirectly do any of the following:

(i)	sell, pledge, license, lease, dispose of or encumber any assets, except in the ordinary course of business consistent with past practice, including for greater certainty, real property or any right thereto;

(ii)	acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) another Person or division thereof or make any investment either by purchase of shares or securities, contribution of capital, property transfer or purchase of any property or assets of any other Person or division thereof, except for purchases or expenditures in the ordinary course of business consistent with past practice;

(iii)	incur or commit to any indebtedness for borrowed money or any other liability or obligation, or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other Person if, after giving effect thereto, the Net Debt as at the Effective Time would exceed the amount referenced in Section 4.25 or the outstanding balance of the Company’s credit facility with the Bank of Nova Scotia would exceed $500,000;

(iv)	make any loans or advances (other than non-material advances to Employees or Consultants for travel expenses or the like);

(v)	expend or commit to expend any amounts with respect to capital expenditures that, when added to other such capital expenditures since July 31, 2007, is in excess of $250,000, with any additional capital expenditures exceeding $50,000 being mutually agreed upon by the Parties;

(vi)	incur transaction expenses in connection with the transactions contemplated by this Agreement, including any fees, costs and expenses incurred to enter into this Agreement, exceeding $2.5 million;

(vii)	discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or of liabilities incurred since July 31, 2007 in the ordinary course of business consistent with past practice or incurred in connection with the transactions contemplated by this Agreement;

(viii)	enter into any Material Contract or Collective Agreement or waive, release, grant or transfer any rights of value or modify or change in any respect any existing Material Contract;

(ix)	make any material changes to existing accounting principles and practices, except as required by GAAP;

(x)	enter into any Contract other than on an arm’s length basis; or

(xi)	enter into any agreement to do any of the foregoing prohibited matters;

(d)	the Company shall use its commercially reasonable efforts to cause the current insurance policies of the Company or replacements therefor not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage similar to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	the Company shall continue to manage its Working Capital in a prudent manner in the ordinary course of business consistent with past practice;

(f)	the Company shall not create any new Officer Obligations, other than those disclosed in the Disclosure Letter of the Company and referenced in Section 4.15, and the Company shall not grant to any Consultant, officer, director or Employee an increase in compensation in any form, make any loan to any Consultant, officer, director or Employee, or take any action with respect to the grant of any severance or termination pay arising from the Arrangement or a change of control of the Company or enter into any employment agreement with any officer, director or Employee, or consulting agreement with a Consultant, or enter into any other agreement with respect to any increase of benefits payable under its current severance or termination pay or any other policies or to give effect to practices regarding non-executive employee wages and benefits other than in the normal course consistent with past practice;

(g)	the Company shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, or arrangements for the benefit of Employees or Consultants or with respect to its obligations under existing provisions of any of the Company Plans;

(h)	The Company shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any election relating to Taxes;

(iv)	not enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its most recent income Tax Return except as may required by applicable Law; and

(vi)	promptly inform Parent as to any material communication in respect of Taxes received by it after the date of this Agreement from any Governmental Authority.

ARTICLE 6 COVENANTS OF THE COMPANY

6.1	Non-Solicitation

(a)	Except as expressly provided in this Section 6.1, the Company shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company (collectively, “Representatives”): (i) solicit, assist, initiate, encourage (including by furnishing information or entering into any Contract) or otherwise facilitate any inquiries, proposals, offers or expressions of interest regarding any actual or potential Acquisition Proposal; (ii) participate in any substantive discussions or negotiations with any Person (other than Parent) regarding any actual or potential Acquisition Proposal; (iii) accept, approve, endorse, recommend, remain neutral, or propose publicly to accept, approve, endorse or recommend, or remain neutral regarding any Acquisition Proposal; (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval or recommendation of the Board (including any committee thereof) of this Agreement or the Arrangement; or (v) accept, approve, endorse, recommend or enter into or publicly propose to accept, approve, endorse or recommend or enter into any Contract in respect of an Acquisition Proposal.

(b)	Except as otherwise provided in this Section 6.1, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons other than Parent conducted heretofore by the Company or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, the Company will discontinue access to the Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Company previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding the Company. The Company agrees that it shall not terminate, waive, amend, modify or release any third party from any confidentiality agreement relating to a potential Acquisition Proposal or any standstill agreement to which such third party is a party.

(c)	Notwithstanding Sections 6.1(a) and 6.1(b) hereof and any other provision of this Agreement or of any other agreement between the Parties or between the Company and any other Person, including the provisions of any confidentiality or standstill agreement, if at any time following the date of this Agreement and prior to the Effective Time, the Company receives any written Acquisition Proposal which is unsolicited after the date hereof that did not result from a breach of this Section 6.1 that the Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or is likely to lead to a Superior Proposal, then the Company may:

(i)	furnish information with respect to the Company to the Person making such Acquisition Proposal; and/or

(ii)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal,

provided that the Company shall not, and shall not allow its Representatives to, disclose any non-public information to such Person without having entered into a confidentiality agreement with such Person that contains provisions that are no less favourable in the aggregate to the Company and that are not individually or in the aggregate materially more favourable to such Person than those contained in the Confidentiality Agreement, and provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.1, and will promptly provide to Parent any non-public information concerning the Company provided to such other Person which was not previously provided to Parent. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any of its competitors that might be considering an Acquisition Proposal except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information to competitors.

(d)	From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent at first orally and then in writing of any actual or potential Acquisition Proposal, including a copy of any confidentiality agreement entered into by the Company, the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and shall, at Parent’s reasonable request, inform it as to the status of developments and negotiations with respect to such Acquisition Proposal, including any changes to the material terms or conditions of such Acquisition Proposal.

(e)

The Board or any committee thereof shall not effect a Change of Recommendation unless (i) the Company has received an unsolicited bona fide Acquisition Proposal from such Person (in circumstances not involving any breach of Section 6.1), (ii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company has provided Parent with a copy of such Acquisition Proposal, (iv) a period (the “Matching Period”) consistent with the Response Period has lapsed from the date (the “Notice Date”) that is the later of (a) the date Parent received written notice of the Company’s proposed determination to take such action, and (b) the date Parent received a copy of the Acquisition Proposal, (v) during the Matching Period, Parent shall have the opportunity (but not an obligation) to offer to amend the terms and conditions of this Agreement such that the Acquisition Proposal would cease to be a Superior Proposal, (vi) after the Matching Period, the Board (a) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (vii) after the Matching Period, the Board or any committee thereof effects a Change of Recommendation. Each successive material modification (including any increase in the proposed price) of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 6.1(c), provided that the Matching Period in respect of such new Acquisition Period shall extend only until the later of the end of the initial five Business Day Matching Period and 48 hours after the Notice Date in respect of the new Acquisition Proposal.

6.2	Right to Match

(a)	Subject to Section 6.1(c), the Company covenants that it will not effect a Change of Recommendation unless:

(i)	the Company has complied with its obligations under the other provisions of this Article 6 and has provided Parent with a copy of the Superior Proposal; and

(ii)	a period (the “Response Period”) of five Business Days shall have elapsed from the date on which Parent received written notice from the Board that the Board has determined, subject only to compliance with this Section 6.2, to effect a Change of Recommendation.

(b)	During the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of the Arrangement. The Board will review any such proposal by Parent to amend the terms of the Arrangement, including an increase in, or modification of, the consideration to be received by the Shareholders, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended. If the Board does not in good faith so determine, the Board will reaffirm its recommendation of the Arrangement, as so amended. If the Board does in good faith so determine, the Board or any committee thereof may effect a Change of Recommendation; provided that the Company has complied with the terms and conditions under Section 6.1(e).

(c)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 6.2 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.

(d)	The Company shall ensure that the directors and officers of the Company and its other Representatives are aware of the provisions of Sections 6.1 and the Company shall be responsible for any breach of Sections 6.1 by such Representatives.

6.3	Termination Fee and Expense Reimbursement

(a)	Notwithstanding any other provision relating to the payment of fees, if after the execution of this Agreement:

(i)	Parent shall have terminated this Agreement pursuant to Section 10.1(e);

(ii)	the Company shall have breached in any material respect any of its obligations or covenants under Section 6.1 or Section 6.2 and Parent shall have terminated this Agreement pursuant to Section 10.1(c)(B);

(iii)	Parent or the Company shall have terminated this Agreement pursuant to Section 10.1(g) where the Board or a committee thereof effected a Change of Recommendation (in accordance with this Agreement) before the Company Meeting was held; or

(iv)	in a case where none of (i), (ii) or (iii) above is applicable, a bona fide Acquisition Proposal shall have been made or proposed to the Company or publicly announced, or a Person shall have publicly announced an intention to do so (which has not been publicly withdrawn) and this Agreement is subsequently terminated by Parent pursuant to Section 10.1(c)(B) or 10.1(d) or by Parent or the Company pursuant to Section 10.1(g) and within a period of twelve months from the date of termination of this Agreement: (A) any Shares or assets are acquired under such Acquisition Proposal (as the same may be amended or replaced from time to time), or (B) an Acquisition Proposal (as the same may be amended or replaced from time to time) is completed, then the Company shall pay to Parent, within five Business Days of the first to occur of (i), (ii) (iii) or (iv) above, the amount of $2.75 million (the “Termination Fee”) in immediately available funds to an account designated by Parent; provided that in the case of (ii) or (iv), where this Agreement had been terminated by Parent pursuant to Section 10.1(c)(B) or 10.1(d), the amount payable pursuant to this Section 6.3(a) shall be the amount equal to the Termination Fee less the Parent Expense Reimbursement paid or owing pursuant to Section 6.3(b).

(b)	The Company shall pay such amount as is required to reimburse Parent for all reasonable costs and expenses incurred in connection with the Arrangement, including all reasonable fees, costs and expenses of its financial, legal, auditing and other professional and other advisors and of all the reasonable expenses whatsoever and howsoever incurred in connection with the Arrangement up to a maximum amount equal to $1,000,000 (the “Parent Expense Reimbursement”) if Parent terminates this Agreement pursuant to Section 10.1(c), 10.1(d) or 10.1(i) and Parent is not in breach in any material respect of its representations, warranties or covenants under this Agreement, in which case such amount shall be paid on the fifth Business Day following termination of this Agreement.

(c)	Parent shall pay such amount as is required to reimburse the Company for all reasonable costs and expenses incurred in connection with the Arrangement, including all reasonable fees, costs and expenses of its financial, legal, auditing and other professional and other advisors and all of the reasonable costs and expenses whatsoever and howsoever incurred in connection with the Arrangement up to a maximum amount equal to $1,000,000 (the “Company Expense Reimbursement”) if the Company terminates this Agreement pursuant to Section 10.1(b) and the Company is not in breach in any material respect of its representations, warranties or covenants under this Agreement, in which case such amount shall be paid on the fifth Business Day following termination of this Agreement.

6.4	Injunctive Relief

Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

6.5	Board of the Company

Immediately prior to the Effective Time, the Board shall be reconstituted through the resignation of some or all, as applicable, of incumbent directors (upon receipt of a full discharge from the Company regarding their duties as directors and confirmation satisfactory to the directors, acting reasonably, that the Company has purchased insurance coverage as contemplated by Section 7.2) and the appointment of nominees of Parent in their stead. The Company shall, in accordance with the foregoing and subject to the provisions of the Charter Documents and the CBCA, assist Parent to secure the resignations of such directors to be effective at such time as may be required by Parent and to use reasonable efforts to cause the election or appointment of Parent’s nominees to fill some or all (at the discretion of Parent) of the vacancies so created in order to effect the foregoing without the necessity of a Shareholders meeting.

6.6	Additional Covenants

(a)	The Company shall advise Parent, as reasonably requested, and on a daily basis on each of the last seven Business Days prior to the Company Meeting, as to the aggregate tally of proxies and votes received in respect of the Company Meeting and the number of Shares for which Dissent Rights have been exercised.

(b)	The Company shall execute and deliver, or cause to be executed and delivered, at the Closing such customary agreements, certificates, resolutions and other closing documents as may be reasonably requested by Parent.

(c)	The Company shall use its reasonable best efforts to maintain the listing of the Shares on the TSX until the Effective Date and shall cooperate with Parent and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the TSX to enable the delisting by the Company of the Shares from the TSX promptly after the Effective Date.

(d)	The Company shall use its reasonable best efforts to maintain in effect all material registrations, permits, licences, approvals, certificates and other rights, qualifications and authorizations pursuant to which the Company operates.

(e)	The Company shall, as soon as reasonably practicable, advise Parent orally and in writing of any Material Adverse Effect in respect of the Company.

(f)	The Company shall not take any action or enter into any transaction, or permit any of its Subsidiaries to take any action or enter into any transaction, which would, or which reasonably may be expected to: (i) result in a breach of any of its covenants or obligations under this Agreement; (ii) cause any condition in Section 9.1 or 9.2 to become incapable of satisfaction or materially more difficult to satisfy; or (iii) render the transactions contemplated by this Agreement incapable of completion or more difficult to complete.

6.7	Accuracy of Representations

The Company covenants and agrees solely on its own behalf that at all times until the Effective Time, that the Company shall not intentionally take any action, or fail to take any action, which would reasonably be expected to result in the representations and warranties set out in Article 4 being untrue at any time until the Effective Time.

6.8	Pre-Closing Reorganization

(a)	The Company will agree to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as Parent or Subco may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that the Company need not effect a Pre-Acquisition Reorganization which in the opinion of the Company, acting reasonably: (i) would materially impede or materially delay the consummation of the Arrangement; (ii) would prejudice the Shareholders in any material respects; or (iii) cannot be reversed or unwound or rendered ineffective without adversely affecting the Company and its Subsidiaries taking into account Parent’s reimbursement obligations. Parent shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 Business Days prior to the date of the Company Meeting. Any step or action taken by the Company or its Subsidiaries in furtherance of a proposed Pre-Acquisition Reorganization shall not be considered to be a breach of any representation, warranty or covenant of the Company contained in this Agreement. If the Arrangement is not completed, Parent or Subco shall forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and its Subsidiaries in considering or effecting a Pre-Acquisition Reorganization and shall be responsible for any costs of the Company and its Subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the Effective Date.

(b)	To the extent that a Pre-Acquisition Reorganization requires approval of the Shareholders under the CBCA, the Company shall: (i) seek approval of the Shareholders for such Pre-Acquisition Reorganization at the Company Meeting, (ii) include in the Circular a form of special resolution of the Shareholders (the “Reorganization Resolution”) approving such Pre-Acquisition Reorganization in form and substance acceptable to Parent, acting reasonably, either included within the Arrangement Resolution or separate from the Arrangement Resolution if so requested by Parent; and (iii) include in the Circular the unanimous recommendation of the Board that the Shareholders vote in favour of the Reorganization Resolution, provided that the Parent and Subco agree to amend the provisions of this Agreement requiring the Company to take certain action by specified times, including such provisions contained in Sections 2.2(a), 2.2(d) and 2.5, to the extent necessary to facilitate the foregoing. Subject to the provisions of this Section 6.8, the provisions in this Agreement regarding the Company’s obligations respecting the approval of the Arrangement Resolution shall apply mutatis mutandis to the approval of the Reorganization Resolution.

6.9	Real Property Restrictive Covenants

The Company shall, on or before the Effective Date, either: (a) discharge from title to the Property all restrictive covenants registered in favour of Purple (the “Restrictive Covenants”) and provide evidence of such discharge satisfactory to Parent, acting reasonably; or (b) (i) obtain from Purple a waiver in form and substance satisfactory to Parent, acting reasonably, wherein Purple waives all of its rights under the Restrictive Covenants in favour of the Company, its corporate successors and successors in title to the Property, mortgagees of the Property and any entity designated thereby, and all tenants and other occupants of the Property from time to time; and (ii) register such waiver on title to the Property.

ARTICLE 7 OTHER COVENANTS OF PARENT

7.1	Accuracy of Representations

Parent covenants and agrees solely on its own behalf and on behalf of Subco that at all times until the Effective Time, that Parent shall not intentionally take any action, or fail to take any action, or cause Subco to take any action, or fail to take any action, which would reasonably be expected to result in the representations and warranties set out in Article 3 being untrue at any time until the Effective Time.

7.2	Indemnification

(a)	Parent shall, and shall cause Subco and the Company (or their successors) to, indemnify the directors and officers of the Company to the fullest extent to which Parent, Subco and the Company are permitted to indemnify such officers and directors under the Charter Documents, applicable Law and Contracts of indemnity and such obligations shall survive the Effective Time and shall continue in full force and effect in accordance with the terms of the Charter Documents and such individual indemnity agreements from the Effective Time.

(b)	Parent hereby acknowledges that the Company has in place directors’ and officers’ liability insurance. Parent shall cause the Company or any successor to the Company (including the successor resulting from the winding-up or liquidation or dissolution of the Company) to obtain as of the Effective Time directors’ and officers’ liability insurance for the current and former directors and officers of the Company on a six year “trailing” (or “run-off”) basis.

(c)	In the event the Company or any of its successors or assigns, after the Effective Time, (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such successors and assigns of the Company or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.2.

(d)	The Company shall not amend the Charter Documents of the Company or any Subsidiary after the Effective Time if such action would adversely affect the rights of individuals who, on or prior to the Effective Time, were entitled to advances, indemnification or exculpation thereunder for actions or omissions by such individuals at any time prior to the Effective Time. The individuals referred to in the preceding sentence shall include any individuals who served at any time as directors or officers of any Subsidiary or joint venture of the Company at the Company’s request, it being acknowledged by the Parties hereto that each director or officer of a Subsidiary of the Company or joint venture is or was doing so at such request of the Company.

(e)	The provisions of this Section 7.2 shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, the Company confirms that it is acting as agent and trustee on their behalf.

7.3	Employment and Benefits Matters

Parent acknowledges that the acquisition of Common Shares pursuant to the Arrangement shall constitute a change-of-control transaction under certain of the Company employment agreements and consulting agreements, as disclosed in Section 4.13 of the Disclosure Letter of the Company, and that following the Effective Time Parent shall cause the Company to honour its obligations thereunder, as further described in Section 7.3 of the Disclosure Letter of the Company.

7.4	Additional Covenants

(a)	Except as otherwise provided in this Agreement, neither Parent nor Subco shall take any action or enter into any transaction, which would, or which reasonably may be expected to: (i) result in a breach of any of Parent’s or Subco’s covenants or obligations under this Agreement; (ii) cause any condition in Section 9.1 or 9.3 to become incapable of satisfaction or materially more difficult to satisfy; or (iii) render the transactions contemplated by this Agreement incapable of completion or more difficult to complete.

(b)	Parent unconditionally and irrevocably guarantees the due and punctual performance by Subco of its obligations under this Agreement and the Plan of Arrangement and undertakes to perform such obligations to the extent that Subco fails to do so.

ARTICLE 8 MUTUAL COVENANTS

8.1	Notice Provisions

(a)	Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder.

(b)	Each Party will give prompt notice to the other if, at any time before the Effective Time, it becomes aware that application for an order or exemption, any registration, consent, circular or approval, or any other filing under Laws in connection with the transactions contemplated hereby contains a Misrepresentation, or that otherwise requires an amendment or supplement to such application, registration, consent, circular, approval or filing, and Parent, Subco and the Company shall cooperate in the preparation of any amendment or supplement to the application, registration, consent, circular, approval or filing, as required.

8.2	Additional Agreements and Filings

Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable best efforts:

(a)	to obtain all necessary consents, approvals, exemptions, registrations, and authorizations as are required to be obtained under applicable Law including the Required Consents and Approvals of Parent and Subco and Required Consents and Approvals of the Company;

(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(c)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

(d)	to obtain all necessary exemptions and effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Laws relating to the transactions contemplated herein;

(e)	to execute and deliver such documents as any other Party may reasonably require; and

(f)	to fulfil all conditions within its power and satisfy all provisions of this Agreement.

8.3	Access to Information

Upon reasonable notice, the Company shall afford to Parent and its respective officers, employees, counsel, accountants, lenders and other authorized representatives and financial and legal advisors reasonable access, during normal business hours and at such other time or times as Parent may reasonably request, from the date hereof and until the earlier of the Effective Time or the termination of this Agreement, to the Company’s properties, books, contracts and records, as well as to its management personnel (who shall be instructed to cooperate) and, during this period, the Company shall furnish promptly to the other party all information concerning its businesses, properties and personnel as Parent may reasonably request. The Parties acknowledge that the information provided to them under this Section 8.3 will be non-public and/or proprietary in nature and will be subject to the terms of the Confidentiality Agreement.

8.4	Publicity

Parent and the Company agree to make a joint press release with respect to this Agreement and the transactions contemplated herein as soon as practicable after the date hereof. Except to the extent necessary to comply with Laws, Parent, Subco and the Company further agree that, from the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement, neither Parent, Subco nor the Company shall make any public announcement or statement with respect to the Arrangement or this Agreement without the approval of the other party, such approval not to be unreasonably withheld or delayed. Moreover, in any event, each Party agrees to give prior notice to the other Parties of any public announcement relating to the Arrangement or this Agreement and agrees to consult with the other Parties, and acting reasonably and in good faith, to consider comments provided by the other Parties, prior to issuing each such public announcement.

ARTICLE 9 CONDITIONS TO THE ARRANGEMENT

9.1	Conditions to the Obligations of Each Party

The obligations of Parent, Subco and the Company to consummate the Arrangement are subject to the satisfaction (or, to the extent permissible, waiver) on or prior to the Effective Date of the following conditions:

(a)	Shareholder Approval shall have been obtained;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and will not have been set aside; and

(c)	no Law shall be in effect that prohibits the consummation of the Arrangement.

9.2	Conditions to the Obligations of Parent and Subco.

The obligations of Parent and Subco to consummate the Arrangement are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a)	(A) no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Authority or administrative agency or commission or by or before any elected or appointed public official in Canada or elsewhere, and (B) no Law shall have been proposed, enacted, promulgated or applied by a Governmental Authority; in either case:

(i)	to enjoin, prohibit or impose material limitations or conditions on the acquisition by Parent or Subco of any of the Common Shares or the right of Parent or Subco to own or exercise full rights of ownership of the Common Shares; or

(ii)	which, if the Arrangement was consummated, would reasonably be expected to lead to a Material Adverse Effect or to materially adversely affect Parent or Subco;

(b)	all Canadian and foreign government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions and exemptions (including those of applicable Securities Authorities) that in Parent’s reasonable judgment are necessary to complete the Arrangement shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Parent, acting reasonably;

(c)	there shall not have occurred any Material Adverse Effect: (i) since the date of this Agreement; or (ii) prior to the date of this Agreement that has not previously been publicly disclosed, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by two senior officers of the Company (without personal liability) in form and substance satisfactory to Parent, acting reasonably, confirming same;

(d)	(i) all representations and warranties of the Company in this Agreement other than the representation and warranty contained in Section 4.7: (A) that are qualified by a reference to a Material Adverse Effect or materiality shall be true and correct in all respects; and (B) that are not qualified by a reference to a Material Adverse Effect or materiality shall be true and correct in all material respects, in each case as if made at and as of the Effective Time; (ii) the representation and warranty contained in Section 4.7 shall be true and correct, except for such failure to be true and correct as does not represent a deviation in the fully diluted outstanding share capital of the Company of one-half of one percent or more; and (iii) the Company shall have observed and performed its covenants in this Agreement in all material respects to the extent that such covenants were to have been observed by the Company at or prior to the Effective Time, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by two senior officers of the Company (without personal liability) in form and substance satisfactory to Parent, acting reasonably, certifying the foregoing clauses (i), (ii) and (iii) after due inquiry;

(e)	in respect of the Company Public Disclosure as filed on or before the date of this Agreement, neither the Company nor Parent shall have become aware of any Misrepresentation (after giving effect to all subsequent filings (filed before the date of this Agreement) in relation to all matters covered in earlier filings), in any of the Company Public Disclosure filed on or before the date of this Agreement;

(f)	the Interim Order and the Final Order shall not have been set aside or modified in a manner unacceptable to Parent, acting reasonably, on appeal or otherwise;

(g)	all Required Consents and Approvals of the Company shall have been obtained or received on terms that are satisfactory to Parent, acting reasonably, and reasonable evidence shall have been delivered to Parent; and

(h)	Dissent Rights shall not have been exercised with respect to more than 10% of the Shares in connection with the Arrangement.

9.3	Conditions to the Obligation of the Company

The obligation of the Company to consummate the Arrangement is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)	all representations and warranties of Parent in this Agreement: (A) that are qualified by materiality shall be true and correct in all respects; and (B) that are not qualified by materiality shall be true and correct in all material respects, in each case as if made at and as of the Effective Time, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent and Subco by a senior officer of Parent in form and substance satisfactory to the Company, acting reasonably, certifying the foregoing after due inquiry; and

(b)	Parent and Subco shall have observed and performed their respective covenants in this Agreement in all material respects to the extent that such covenants were to have been observed by Parent or Subco at or prior to the Effective Time, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent and Subco by a senior officer of Parent in form and substance satisfactory to the Company, acting reasonably, certifying the foregoing after due inquiry.

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Subco):

(a)	by Parent or by the Company, if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited;

(b)	by the Company, if Parent shall not have performed in all material respects any covenant to be performed by it under this Agreement or if any representation or warranty of Parent shall have been untrue in any material respect provided that the Company delivers written notice to Parent of such breach or default and, if curable, such breach or default shall not have been cured by Parent by the earlier of the Effective Time and the end of the fifth Business Day following the giving of such notice;

(c)	by Parent, if (A) any representation and warranty of the Company in this Agreement (other than the representation and warranty given under Section 4.25) (i) that is qualified by a reference to Material Adverse Effect or materiality shall have been untrue or incorrect in any respect; or (ii) that is not qualified by a reference to Material Adverse Effect or materiality shall have been untrue or incorrect in any material respect, or (B) the Company shall not have observed or performed in all material respects any covenant to be observed or performed by it under this Agreement; provided that Parent delivers written notice to the Company of such breach or default and, if curable, such breach or default shall not have been cured by the Company by the earlier of the Effective Time and the end of the fifth Business Day following the giving of such notice;

(d)	by Parent, if the representation and warranty given at Section 4.25 shall have been untrue or incorrect as at the Effective Time;

(e)	by Parent, if a Change of Recommendation has occurred prior to the Company Meeting being held;

(f)	by either Parent or the Company, if the Effective Date does not occur on or prior to the Outside Date, provided that the failure of the Effective Date to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating this Agreement;

(g)	by either Parent or the Company, if Shareholder Approval shall have not have been obtained at the Company Meeting;

(h)	by mutual written consent of Parent and the Company; or

(i)	by Parent, if there shall have occurred after the date hereof any Material Adverse Effect.

10.2	Effect of Termination

(a)	In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Parent or the Company hereunder except as set forth in Section 6.3, Section 6.4, this Article 10, and Section 11.4 which provisions shall survive the termination of this Agreement;

(b)	In the event the Termination Fee or Parent Expense Reimbursement is paid to Parent, no other amounts will be due and payable as damages or otherwise by the Company, and Parent hereby accepts the payment of such Termination Fee or Parent Expense Reimbursement in lieu of any damages or other payment or remedy to which it may be entitled; provided, however, that this limitation shall not apply in the event of fraud or wilful breach of this Agreement by the Company. Parent agrees that the payment of such Termination Fee or Parent Expense Reimbursement constitutes payment of liquidated damages, which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the termination of this Agreement. The Company hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(c)	In the event the Termination Fee or the Company Expense Reimbursement is paid to the Company, no other amounts will be due and payable as damages or otherwise by Parent and the Company hereby accepts the payment of such Termination Fee or Company Expense Reimbursement in lieu of any damages or other payment or remedy to which it may be entitled; provided, however, that this limitation shall not apply in the event of fraud or wilful breach of this Agreement by Parent. The Company agrees that the payment of such Termination Fee or Company Expense Reimbursement constitutes payment of liquidated damages, which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the termination of this Agreement. Parent hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

10.3	Amendment

This Agreement may be amended by mutual agreement between the Parties; provided that Section 7.2 may not be amended without the consent of the persons entitled to the benefit of that section. It may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

10.4	Waiver

Each of Parent, on the one hand, and the Company, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with the other’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11 GENERAL PROVISIONS

11.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the Parties hereto shall be as follows:

(a)	if to the Company:

Excel-Tech Ltd.

2568 Bristol Circle

Oakville, Ontario

L6H 5S1

Attention:          John Mumford, President and Chief Executive Officer

Facsimile No.    (905) 829-5304

Attention:          Peter Kastelic, Chief Financial Officer

Facsimile No.    (905) 829-5304

with a copy (which shall not be deemed notice) to:

Gowling Lafleur Henderson LLP

1 First Canadian Place

Suite 1600

100 King Street West

Toronto, Ontario

M5X 1G5

Attention:          Harold Chataway and Jason Saltzman

Facsimile No.    (416) 863-3495 and (416) 862-7661

(b)	if to Parent or Subco:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Attention:          Jim Hawkins, President and Chief Executive Officer

Facsimile No.:   (650) 802-0401

with a copy (which shall not be deemed notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attention:          Daniel J. Winnike

Facsimile:          (650) 938-5200

With a required copy (which shall not be deemed notice) to:

Osler, Hoskin & Harcourt LLP

Suite 1500

50 O’Connor Street

Ottawa, Ontario K1P 6L2

Attention:          Craig Wright

Facsimile:         (613) 235-2867

11.2	Miscellaneous

This Agreement:

(a)	except for the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof;

(b)	shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns; and

(c)	does not give any other Person (including any Shareholder, Employees or Consultants) any right or recourse whatsoever other than as otherwise expressly provided in this Agreement.

The Parties shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties.

11.3	Binding Effect and Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior express written consent of the other Parties, except that Parent, without the prior written consent of the other Parties, may assign this Agreement to any of its Affiliates provided that (i) such assignment shall not relieve the assigning party from any of its obligations under this Agreement; (ii) such assignment shall not unduly delay or hinder the obtaining or completion of the Regulatory Approvals; and (iii) such assignee covenants and agrees to be bound by all of the same obligations, covenants, liabilities and guarantees of the assignor provided for in this Agreement and the assignor acknowledges it guarantees all of the assignee’s obligations hereunder. If not providing a guarantee pursuant to this Section 11.3, upon the completion of such assignment, the assignor completing such assignment shall be released from its obligations under this Agreement and the Company shall acknowledge such release in writing.

11.4	Expenses

Except as provided in Sections 6.3 and 10.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee, cost or expense, whether or not the Arrangement is consummated.

11.5	No Personal Liability

(a)	No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to Parent or Subco under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company or any of its Subsidiaries.

(b)	No director or officer of Parent or Subco shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of Parent or Subco.

11.6	Survival

Subject to Section 10.2, the representations and warranties of the Company and Parent contained in this Agreement shall not survive the Effective Time or the termination of this Agreement, and shall expire and be terminated on the earlier of the Effective Time or the termination of this Agreement in accordance with its terms. Sections 6.3, 7.3, 10.2 and 11.4 shall survive the Effective Time and the termination of this Agreement. Section 7.2 shall survive the Effective Time.

11.7	Counterpart Execution

This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

NATUS MEDICAL INCORPORATED

Per:
Authorized Signatory

Per:
Authorized Signatory

4437713 CANADA INC.

Per:
Authorized Signatory

Per:
Authorized Signatory

EXCEL-TECH LTD.

Per:
Authorized Signatory

Per:
Authorized Signatory

Signature Page to Arrangement Agreement